Exhibit 99.1

Jewett-Cameron to close Jewett-Cameron Seed Company

North Plains, Oregon, April 25, 2023 - Jewett-Cameron Trading Company Ltd. (NASDAQ: JCTCF) has made the difficult decision to close its wholly-owned subsidiary Jewett-Cameron Seed Company (“JCSC”) effective August 31, 2023.

JCSC processes, distributes and stores agricultural seed and is the smallest of the Company’s trading subsidiaries. It reported sales of $2,359,794 and a net loss of ($517,453) in fiscal 2022.

The seed cleaning operation originally opened in 1965 and was acquired by the Company in 2000 after the bankruptcy of the prior owner. We are proud to have served the local grower community for the last 23 years.

The Company conducted a detailed strategic review of JCSC and its future prospects before deciding to close the operation. As the Portland metro continues to grow and agricultural operations are displaced, JCSC is receiving lower quantities and quality of seed for processing and experiencing less demand for its marketing and sales services. Revenues have been flat while operating costs have continued to rise. JCSC’s facilities and equipment are at the end of their useful lives and maintenance costs have soared. Continuing to operate would require their replacement, and the amount of capital required is not justified by the expected return on investment.

Operations at JCSC are being wound-down effective immediately. All seed currently within the facility will be processed, but no additional seed will be accepted. Operations are expected to be finished, and the facility closed, by the end of calendar 2023. JCSC owns 11.7 acres of land and 105,000 square feet of buildings in Hillsboro, Oregon. The ultimate disposition of these assets has not been determined and will be evaluated by the Board in due course.

The closure of JCSC will not affect any of the other operations of Jewett-Cameron which are located on and operated from a separate property in North Plains.

Jewett-Cameron Trading Company is a holding company that, through its subsidiaries, operates out of facilities located in North Plains, Oregon. Jewett-Cameron Company’s business consists of the manufacturing and distribution of patented and patent pending specialty metal and pet products, wholesale distribution of wood products, and seed processing and sales. The Company’s brands include Lucky Dog®, for pet products; Adjust-A-Gate™, Fit-Right®, Perimeter Patrol®, Infinity Euro Fence, and Lifetime Post™ for gates and fencing; and Early Start, Spring Gardner™, Greenline®, and Weatherguard for greenhouses. Additional information about the Company and its products can be found the Company’s website at www.jewettcameron.com.

Contact: Chad Summers, President & CEO, (503) 647-0110

Source: Jewett-Cameron Trading Company Ltd.